SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        October 29, 2003
                                                        ------------------------



                               UNOCAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
--------------------------------------------------------------------------------
(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
--------------------------------------------------------------------------------

(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Third Quarter 2003 Results
--------------------------
Unocal Corporation's net earnings were $152 million, or 58 cents per share (diluted), in the third quarter of 2003 compared with $99 million, or 41 cents per share (diluted), in the third quarter of 2002.

                                        For the Three Months For the Nine Months
                                        Ended September 30,  Ended September 30,
                                        ----------------------------------------
Millions of dollars                      2003      2002        2003        2002
--------------------------------------------------------------------------------
Earnings from continuing operations     $ 152      $ 99       $ 538       $ 234
Earnings from discontinued operations       -         -           8           1
Cumulative effects of accounting changes    -         -         (83)          -
--------------------------------------------------------------------------------
Net earnings                            $ 152      $ 99       $ 463       $ 235
================================================================================

Continuing Operations
---------------------
Third Quarter Results: Earnings from continuing operations increased by $53 million in the third quarter of 2003 compared to the same quarter a year ago, primarily reflecting improved results from the Company's exploration and production operations, due to higher worldwide natural gas and liquids prices. Higher worldwide commodity prices increased net earnings by approximately $100 million. The Company's worldwide average realized natural gas price, with no impact from hedging activities in the current quarter, was $3.60 per Mcf. This was an increase of 81 cents per Mcf, or 29 percent, from the $2.79 per Mcf realized during the same period a year ago, which included a gain of one cent per Mcf from hedging activities. In the current quarter, the Company's worldwide average realized liquids price was $27.28 per Bbl, which was an increase of $2.47 per Bbl, or 10 percent, from the same period a year ago. The Company's hedging program lowered the average realized liquids price by 6 cents per Bbl in the current quarter while the third quarter of the prior year included a loss of one cent per Bbl from hedging activities. The current quarter also included gains on asset sales of approximately $30 million after-tax, the majority of which was related to the sale of the Company's shares in Tom Brown, Inc. ("TBI"). Exploration expenses, including dry hole costs, were approximately $25 million lower in the third quarter of 2003 compared to the same period a year ago primarily as a result of lower dry hole costs in North America and lower amortization of exploratory leasehold costs worldwide. The geothermal and power operations segment added $14 million in earnings improvement in the current quarter as compared to the same period a year ago, primarily as a result of higher steam prices and generation in Indonesia and improved results from the Company's equity interests in gas-fired power plants in Thailand. The third quarter of 2002 also included an after-tax loss of $5 million in mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives recorded by the Company's Northrock Resources Ltd. ("Northrock") subsidiary.

These positive variance factors were partially offset by approximately $50 million in higher after-tax impairments compared to the same period a year ago, which was primarily related to the assets held for sale. In addition, lower North America production reduced net earnings by approximately $10 million in the current quarter compared with the same period a year ago. North America liquids production averaged 80,000 Bbl/d in the current quarter, down from 92,000 Bbl/d in the same period a year ago, while natural gas production averaged 734 MMcf/d in the current quarter, down from 867 MMcf/d in the same period a year ago. Most of the production decline was due to natural declines in existing fields in the Gulf of Mexico and the divestiture of various properties in Canada, onshore U.S. and the Gulf of Mexico during the first nine months of 2003. In addition, the Company's minerals operations contributed approximately $10 million after-tax of lower earnings in the current quarter as compared to the third quarter of 2002. Higher pension related expenses also reduced net earnings by approximately $10 million in the current quarter compared to the same period a year ago. The Company's after-tax environmental and litigation expenses were $38 million in the current quarter of 2003, compared with $25 million in the same period a year ago, primarily reflecting higher outside litigation support costs. The current quarter also includes an additional $6 million after-tax charge related to the Company's 2003 restructuring plan.

Nine Months Results: Earnings from continuing operations were $538 million in the first nine months of 2003 compared to $234 million for the same period a year ago. Higher worldwide commodity prices increased net earnings by approximately $400 million. The Company's worldwide average realized natural gas price, including a loss of 11 cents per Mcf from hedging activities, was $3.68 per Mcf in the first nine months of 2003. This was an increase of 96 cents per Mcf, or 35 percent, from the $2.72 per Mcf, including a benefit of 4 cents per Mcf from hedging activities, realized during the first nine months of 2002. In the first nine months of 2003, the Company's worldwide average realized liquids price was $27.36 per Bbl, which was an increase of $4.98 per Bbl, or 22 percent, from the same period a year ago. The Company's hedging program lowered the average realized liquids price by 19 cents per Bbl in the first nine months of 2003 while the first nine months of 2002 included a gain of one cent per Bbl from hedging activities. International production increases also contributed approximately $35 million in higher earnings, primarily from higher Thailand liquids and natural gas production. The first nine months of 2003 included after-tax gains of approximately $62 million from asset sales, including the sale of the equity interests in Matador Petroleum Corporation ("Matador") and TBI. The geothermal and power operations segment added $13 million in earnings improvement in the nine months period of 2003 as compared to the same period a year ago, primarily as a result of the amended Salak agreements in Indonesia and improved results from the Company's equity interests in gas-fired power plants in Thailand. The results in the first nine months of 2003 included an after-tax gain of $4 million in mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives recorded by the Company's Northrock subsidiary, compared with a $5 million after-tax loss in the same period a year ago.

These 2003 positive variance factors were partially offset by lower North America production, the aforementioned higher asset impairments, higher pension related expenses and higher dry hole costs, which reduced net earnings by approximately $40 million, $40 million, $30 million and $10 million, respectively, in the first nine months of 2003 compared with the same period a year ago. North America liquids production averaged 84,000 Bbl/d in the first nine months of 2003, down from 96,000 Bbl/d a year ago, while natural gas production averaged 800 MMcf/d down from 910 MMcf/d for the nine months period a year ago. Most of the production decline was due to natural declines in existing fields in the Gulf of Mexico and the divestiture of various properties in Canada, onshore U.S. and the Gulf of Mexico. In addition, the Company's minerals operations contributed approximately $20 million after-tax of lower earnings in the nine months period of 2003 as compared to the same period a year ago. After-tax environmental and litigation expenses were $83 million in the first nine months of 2003, compared with $62 million in the same period a year ago, primarily due to higher litigation expenses including related outside support costs. The first nine months of 2003 included the company-wide $23 million restructuring charge, while the same period a year ago included a $12 million restructuring charge for the Gulf Region business unit.

Cumulative Effects of Accounting Changes
----------------------------------------
In the first quarter of 2003, the Company recorded a non-cash $83 million after-tax charge consisting of the cumulative effect of a change in accounting principle related to the initial adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." The Company also increased its accrued abandonment and restoration liabilities by $268 million and increased its net properties by $138 million on the consolidated balance sheet as a result of the adoption of SFAS No.143.

Revenues
--------
Revenues from continuing operations for the third quarter of 2003 were $1.54 billion compared with $1.3 billion for the same period a year ago. In the first nine months of 2003, total revenues from continuing operations were $4.95 billion compared with $3.71 billion for the same period a year ago. The increases, in both the quarter and nine months amounts, primarily reflected higher crude oil and natural gas prices.

Financial Condition
-------------------
Cash flows from operating activities, including working capital and other changes, were $1.65 billion in the first nine months of 2003 compared with $1.23 billion in the same period a year ago. The increase principally reflected the effects of higher worldwide commodity prices.

Capital expenditures were $1.3 billion for the first nine months of 2003 compared with $1.25 billion in the same period a year ago.

Pre-tax proceeds from asset sales were $152 million in the third quarter, bringing the total for the nine months of 2003 to $343 million. The Company received $122 million from the sale of most of its equity interest shares held in TBI and $80 million from the sale of its equity interest in Matador. The Company also completed the sale of various properties in Canada, onshore U.S. and the Gulf of Mexico, which netted the Company approximately $106 million in proceeds. Other miscellaneous properties netted the Company $45 million in proceeds. Proceeds from the sale of assets in 2003 will be used mainly to reduce debt and other financings.

The Company's total consolidated debt, including current maturities, at September 30, 2003, was $3.12 billion, compared with $3.0 billion at year-end 2002. Cash and cash equivalents on hand totaled $485 million at September 30, 2003, up from $168 million at the end of 2002.

In the first nine months of 2003, the Company has retired more than $400 million in long-term debt and other financings. Pursuant to Financial Accounting Standards Board Interpretation 46 ("Consolidation of Variable Interest Entities"), the Company consolidated in the third quarter of 2003 the long-term debt of an affiliate that operates geothermal steam-fired power plants in Indonesia. At September 30, 2003, the balance sheet includes $78 million related to this debt. In addition, the Company has drawn $154 million under the Overseas Private Investment Corporation Financing Agreement for the first phase of development of the West Seno project in Indonesia.

Fourth Quarter 2003 Outlook
---------------------------
The Company's current net worldwide daily production estimate for the fourth quarter of 2003 is between 430,000 and 440,000 barrels-of-oil equivalent ("BOE"). Based on current market prices, the Company's net earnings for the fourth quarter are expected to change $8 million for every $1 change in the Company's average worldwide realized price for crude oil and $3.5 million for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities. For the fourth quarter of 2003, the Company has hedged 25 million MMBtu (million British thermal units) of Lower 48 natural gas production and 4 million Bbl of Lower 48 crude oil, together representing approximately 70 percent of expected Lower 48 BOE production volume. Fourth quarter hedges include fixed price sales for 16 million MMBtu of natural gas at $5.99 per MMBtu and 3.1 million Bbl of crude oil at $31.14 per Bbl. In addition, the Company has hedged 9 million MMBtu of natural gas with pricing collars between $4.62 and $3.77 per MMBtu and 600,000 Bbl of crude oil with collars between $32.24 and $27.41 per Bbl. The Company also forecasts fourth quarter pre-tax dry hole costs of $50 million to $65 million.

Deepwater Gulf of Mexico Discovery
----------------------------------
The Company announced that it made a hydrocarbon discovery on the deepwater St. Malo prospect on the Walker Ridge Block 678 in the Gulf of Mexico. The discovery well encountered more than 450 net feet of oil pay. The Company expects to begin an appraisal program in early 2004, based on the current evaluation of resource potential.

The well was drilled to a depth of 29,066 feet in 100 days at an estimated gross cost of $62 million. The well is located in 6,900 feet of water about 250 miles south-southwest of New Orleans. The well was drilled from the Discoverer Spirit drillship.

Unocal is the operator and holds a 28.75 percent working interest in the prospect.

Cautionary Statement
--------------------
This filing contains certain forward-looking statements about Unocal's future production rates, commodity prices, dry hole costs, business transactions, future drilling plans and other matters. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of changes in commodity prices, the levels of the Company's oil and gas production, development and exploratory drilling results, the amounts of the Company's operating cash flow and other capital resources available to fund its capital expenditures, government approvals, regulatory, geological, operating and economic considerations, and other factors disclosed on pages 56 to 68 of Unocal's 2002 Annual Report on Form 10-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  November 03, 2003                          By:  /s/ JOE D. CECIL
      ------------------                         -------------------------------
                                                 Joe D. Cecil
                                                 Vice President and Comptroller

CONSOLIDATED EARNINGS (UNAUDITED)                             UNOCAL CORPORATION

                                    For the Three Months     For the Nine Months
                                     Ended September 30,     Ended September 30,
                               -------------------------------------------------
Millions of dollars
except per share amounts                  2003       2002        2003       2002
--------------------------------------------------------------------------------
Revenues
Sales and operating revenues           $ 1,478    $ 1,299     $ 4,817    $ 3,695
Interest, dividends
   and miscellaneous income (loss)          (2)        (3)         18         17
Gain on sales of assets                     65          1         115          2
--------------------------------------------------------------------------------
      Total revenues                     1,541      1,297       4,950      3,714
Costs and other deductions
Crude oil, natural gas
   and product purchases                   447        401       1,629      1,124
Operating expense                          346        326         965        949
Administrative and general expense          61         34         199        114
Depreciation, depletion and amortization   231        245         746        724
Asset impairments                           83          6          86         27
Dry hole costs                              14         40          95         81
Exploration expense                         39         60         182        180
Interest expense                            45         40         119        134
Property and other operating taxes          18          7          61         41
Distributions on convertible preferred
   securities of subsidiary trust            8          8          24         24
--------------------------------------------------------------------------------
      Total costs and other deductions   1,292      1,167       4,106      3,398

Earnings from equity investments            54         35         150        123
--------------------------------------------------------------------------------
Earnings from continuing operations
   before income taxes
   and minority interests                  303        165         994        439
--------------------------------------------------------------------------------
Income taxes                               147         68         448        203
Minority interests                           4         (2)          8          2
--------------------------------------------------------------------------------
Earnings from continuing operations        152         99         538        234
--------------------------------------------------------------------------------
Earnings from discontinued operations        -          -           8          1
Cumulative effects of
   accounting changes (a)                    -          -         (83)         -
--------------------------------------------------------------------------------
      Net earnings                       $ 152       $ 99       $ 463      $ 235
================================================================================
Basic earnings per share
   of common stock (b)
      Continuing operations             $ 0.59     $ 0.41      $ 2.08     $ 0.96
      Net earnings                      $ 0.59     $ 0.41      $ 1.79     $ 0.96

Diluted earnings per share
   of common stock (c)
      Continuing operations             $ 0.58     $ 0.41      $ 2.05     $ 0.96
      Net earnings                      $ 0.58     $ 0.41      $ 1.78     $ 0.96

Cash dividends declared per share
   of common stock                      $ 0.20     $ 0.20      $ 0.60     $ 0.60
--------------------------------------------------------------------------------

(a)  Net of tax (benefit)                  $ -        $ -       $ (48)       $ -
(b)  Basic weighted average shares
        outstanding  (in thousands)    258,525    244,664     258,244    244,503
(c)  Diluted weighted average shares
        outstanding (in thousands)     272,691    245,226     272,172    245,378

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)              UNOCAL CORPORATION

                                               At September 30, At December  31,
Millions of dollars                                 2003                  2002
--------------------------------------------------------------------------------
Assets
Cash and cash equivalents                            $ 485                 $ 168
Other current assets - net                           1,252                 1,207
Investments and long-term receivables - net            903                 1,044
Properties - net                                     8,492                 7,879
Goodwill                                               129                   122
Other assets                                           407                   340
--------------------------------------------------------------------------------
   Total assets                                   $ 11,668              $ 10,760
================================================================================

Liabilities and Stockholders' Equity
Current liabilities (a)                            $ 1,900               $ 1,632
Long-term debt and capital leases                    2,868                 3,002
Deferred income taxes                                  709                   593
Accrued abandonment, restoration
   and environmental liabilities                       912                   622
Other deferred credits and liabilities                 915                   816
Minority interests                                      28                   275

Convertible preferred securities
   of a subsidiary trust                               522                   522

Stockholders' equity                                 3,814                 3,298
--------------------------------------------------------------------------------
   Total liabilities and stockholders' equity     $ 11,668              $ 10,760
================================================================================

(a)  Includes current portion of LTD of:               249                     6

CONSOLIDATED CASH FLOWS (UNAUDITED)                           UNOCAL CORPORATION

                                                            For the Nine Months
                                                            Ended September 30,
                                                          ----------------------
Millions of dollars                                         2003           2002
--------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net earnings                                               $ 463          $ 235
Adjustments to reconcile net earnings to
    net cash provided by operating activities
      Depreciation, depletion and amortization               746            724
      Asset impairments                                       86             27
      Dry hole costs                                          95             81
      Amortization of exploratory leasehold costs             88             74
      Deferred income taxes                                  102             25
      Gain on sales of assets                               (115)            (2)
      Gain on disposal of discontinued operations            (13)            (2)
      Pension expense                                         65             17
      Restructuring provisions net of payments                22             14
      Cumulative effect of accounting changes                 83              -
      Other                                                    5            (85)
Working capital and other changes related to operations       26            124
--------------------------------------------------------------------------------
       Net cash provided by operating activities           1,653          1,232
--------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Capital expenditures (includes dry hole costs)         (1,296)        (1,248)
   Proceeds from sales of assets                             343             61
   Proceeds from sale of discontinued operations              11              3
--------------------------------------------------------------------------------
       Net cash used in investing activities                (942)        (1,184)
--------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Long-term borrowings                                      154            437
   Reduction of long-term debt
      and capital lease obligations                         (156)          (267)
   Minority interests                                       (257)            (6)
   Proceeds from issuance of common stock                     15             19
   Dividends paid on common stock                           (155)          (147)
   Other                                                       5              1
--------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities  (394)            37
--------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents         317             85
--------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year               168            190
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                 $ 485          $ 275
================================================================================

                                      -7-

OPERATING HIGHLIGHTS                                          UNOCAL CORPORATION

                                       For the Three Months For the Nine Months
                                         Ended September 30, Ended September 30,
                                       -----------------------------------------
                                                 2003    2002     2003     2002
--------------------------------------------------------------------------------
North America Net Daily Production
  Liquids (thousand barrels)
     U.S. Lower 48 (a) (b)                         42      52       45       54
     Alaska                                        21      24       22       25
     Canada                                        17      16       17       17
--------------------------------------------------------------------------------
          Total liquids                            80      92       84       96
  Natural gas - dry basis (million cubic feet)
     U.S. Lower 48 (a) (b)                        595     716      650      740
     Alaska                                        49      61       59       79
     Canada                                        90      90       91       91
--------------------------------------------------------------------------------
          Total natural gas                       734     867      800      910
North America Average Prices (excluding hedging activities) (c)
  Liquids (per barrel)
     U. S. Lower 48                           $ 27.92 $ 24.85  $ 28.04  $ 22.24
     Alaska                                   $ 29.39 $ 26.10  $ 29.87  $ 23.36
     Canada                                   $ 24.02 $ 22.70  $ 25.37  $ 20.29
          Average                             $ 27.47 $ 24.79  $ 27.96  $ 22.18
  Natural gas (per mcf)
     U. S. Lower 48                            $ 4.78  $ 2.95   $ 5.39   $ 2.78
     Alaska                                    $ 1.46  $ 1.20   $ 1.27   $ 1.48
     Canada                                    $ 4.96  $ 2.08   $ 5.24   $ 2.38
          Average                              $ 4.57  $ 2.73   $ 5.05   $ 2.62
--------------------------------------------------------------------------------
North America Average Prices (including hedging activities) (c)
  Liquids (per barrel)
     U. S. Lower 48                           $ 27.71 $ 24.84  $ 27.37  $ 22.28
     Alaska                                   $ 29.39 $ 26.10  $ 29.87  $ 23.36
     Canada                                   $ 24.02 $ 22.70  $ 25.37  $ 20.29
          Average                             $ 27.36 $ 24.78  $ 27.59  $ 22.20
  Natural gas (per mcf)
     U. S. Lower 48                            $ 4.82  $ 2.97   $ 5.11   $ 2.87
     Alaska                                    $ 1.46  $ 1.20   $ 1.27   $ 1.48
     Canada                                    $ 4.64  $ 2.10   $ 4.93   $ 2.44
          Average                              $ 4.57  $ 2.75   $ 4.79   $ 2.69
--------------------------------------------------------------------------------

(a)Includes proportional interests in production of equity investees.
(b)Includes minority interests of :
                                    Liquids         -      8          1       8
                                Natural gas         -     94          7      96
                     Barrels oil equivalent         -     24          2      24
(c)Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.

                                      -8-

OPERATING HIGHLIGHTS (CONTINUED)                              UNOCAL CORPORATION

                                       For the Three Months For the Nine Months
                                         Ended September 30, Ended September 30,
                                       -----------------------------------------
                                                 2003    2002     2003     2002
--------------------------------------------------------------------------------
International Net Daily Production (d)
  Liquids  (thousand barrels)
     Far East                                      59      52       58       53
     Other (a)                                     20      20       20       20
--------------------------------------------------------------------------------
          Total liquids                            79      72       78       73
  Natural gas - dry basis (million cubic feet)
     Far East                                     883     859      888      855
     Other (a)                                     74      83       91       79
--------------------------------------------------------------------------------
          Total natural gas                       957     942      979      934
International Average Prices (d) (e)
  Liquids (per barrel)
     Far East                                  $26.65  $23.99   $26.92   $21.95
     Other                                     $29.19  $26.94   $27.74   $24.62
          Average                              $27.20  $24.84   $27.11   $22.62
  Natural gas (per mcf)
     Far East                                   $2.86   $2.84    $2.79    $2.74
     Other                                      $2.93   $2.80    $2.88    $2.70
          Average                               $2.87   $2.83    $2.80    $2.74
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Worldwide Net Daily Production (a) (b) (d)
  Liquids  (thousand barrels)                     159     164      162      169
  Natural gas - dry basis (million cubic feet)  1,691   1,809    1,779    1,844
  Barrels oil equivalent (thousands)              441     466      458      476
Worldwide Average Prices (excluding hedging activities) (c)
  Liquids (per barrel)                         $27.34  $24.82    $27.55  $22.37
  Natural gas (per mcf)                         $3.60   $2.78     $3.79   $2.68
Worldwide Average Prices (including hedging activities) (c) (e)
  Liquids (per barrel)                         $27.28  $24.81    $27.36  $22.38
  Natural gas (per mcf)                         $3.60   $2.79     $3.68   $2.72
--------------------------------------------------------------------------------

(a)Includes proportional interests in production of equity investees.
(b)Includes minority interests of :
                                    Liquids         -      8          1       8
                                Natural gas         -     94          7      96
                     Barrels oil equivalent         -     24          2      24
(c)Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.
(d)International production is presented utilizing the economic interest method.
(e)International did not have any hedging activities.

                                      -9-